151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2013 RESULTS

•	First-quarter 2013 operating earnings per share (1) were $1.50

•	Net income (2) per share was $1.48

•	Operating revenue (3) increased by more than 7 percent for the first quarter of 2013 over the corresponding period in 2012

•	Medical membership increased for the fourth consecutive quarter to 18.3 million members at March 31, 2013

•	Aetna now projects full-year 2013 operating earnings per share to be $5.50 to $5.60 (4)

HARTFORD, Conn., April 30, 2013 - Aetna (NYSE: AET) today announced first-quarter 2013 operating earnings (1) of $495.4 million, or $1.50 per share, a per share increase of 12 percent over the first quarter of 2012. Net income (2) for the first quarter of 2013 was $490.1 million, or $1.48 per share, and includes $.08 per share of transaction and integration-related costs related to the proposed acquisition of Coventry Health Care, Inc., offset by $.06 per share of net realized capital gains.

First-Quarter Financial Results at a Glance

(Millions, except per share results)	2013	2012	Change
Operating revenue (3)	$9,506.7	$8,865.3	7%
Total revenue	9,538.9	8,917.0	7%
Operating earnings (1)	495.4	477.4	4%
Net income (2)	490.1	511.0	(4)%

Per share results:
Operating earnings (1)	$1.50	$1.34	12%
Net income (2)	1.48	1.43	3%

Weighted average common shares - diluted	330.7	356.8

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“Aetna's strong first-quarter results demonstrate the strength of our diversified business model,” said Mark T. Bertolini, Aetna chairman, CEO and president. “Operating revenues increased for the company, and we grew membership for the fourth consecutive quarter fueled by strong growth in our Medicare business. We also introduced Healthagen, a new business brand that combines our population health management solutions and health information technologies to help improve care quality, costs and patient engagement.

“Looking ahead to the remainder of 2013, we continue to expect solid operating performance and project that medical membership will increase to 18.4 million by year end. Based on our results, we now project our 2013 operating earnings will be $5.50 to $5.60 per share, up from our previous projection of at least $5.40 per share. Membership and earnings will also increase following the closing of the Coventry acquisition," said Bertolini.

“Aetna's first-quarter results demonstrate that our businesses are growing and performing well,” said Shawn M. Guertin, Aetna senior vice president and CFO. “Year-over-year, we grew operating earnings per share by 12 percent, increased operating revenues by more than 7 percent, and improved our operating expense ratio. During the quarter we continued to aggressively deploy capital to create shareholder value, repurchasing $184 million of Aetna's shares and paying a dividend totaling $66 million. Our operating cash flow generation was excellent.

“Our core business is executing well, and we are well-positioned for the Coventry integration. Our Accountable Care Solutions business continues to work to transform the network model, improve our cost structure and drive additional membership growth. Our capital generation remains strong, and is expected to be stronger once we close the Coventry acquisition,” said Guertin.

Total company results

•
Operating revenues (3) for the first quarter of 2013 were $9.51 billion compared with $8.87 billion for the first quarter of 2012. The more than 7 percent increase is primarily the result of higher Health Care premiums in our Medicare and Medicaid businesses. Total Revenue was $9.54 billion and $8.92 billion for the first quarters of 2013 and 2012, respectively.

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•
Operating Expenses (1) were $1.71 billion for the first quarter of 2013. The operating expense ratio (5) was 18.0 percent and 18.8 percent for the first quarters of 2013 and 2012, respectively. The improvement in the operating expense ratio is primarily driven by operating revenue growth and continued execution of our expense initiatives. The total company expense ratio was 18.2 percent and 18.7 percent for the first quarters of 2013 and 2012, respectively.

•
Pre-tax Operating Margin (6) was 9.0 percent for the first quarter of 2013 compared with 9.4 percent for the first quarter of 2012. For the first quarter of 2013, the after-tax net income margin was 5.1 percent compared to 5.7 percent for 2012.

•	Share Repurchases totaled 3.7 million shares at a cost of $184.1 million in the first quarter of 2013.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings (1) of $492.8 million for the first quarter of 2013 compared with $468.9 million for the first quarter of 2012. Operating earnings increased 5 percent in the first quarter of 2013 primarily due to higher underwriting margins in our Commercial business.

•	Net income (2) was $494.7 million for the first quarter of 2013 compared with $495.9 million for the first quarter of 2012.

•
Operating revenues (3) of $8.79 billion for the first quarter of 2013 compared with $8.20 billion for the first quarter of 2012. The 7 percent increase is due primarily to higher Medicare premium primarily from our Medicare Advantage business. Total Revenue for the first quarter of 2013 was $8.82 billion compared with $8.24 billion for the first quarter of 2012.

•
Sequentially, first-quarter 2013 medical membership increased by 159,000 prior to a reduction of approximately 106,000 Medicaid members as a result of the previously announced sale of Missouri Care. Growth in medical membership was led by Medicare Advantage and Medicare Supplement membership. First quarter 2013 medical membership increased 486,000 over the first quarter 2012 prior to the Missouri Care sale.

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•	Medical benefit ratios (MBRs) for the first quarters of 2013 and 2012 were as follows:

	2013	2012
Commercial	78.9%	79.9%
Medicare	87.8%	84.4%
Medicaid	89.3%	91.6%
Total	81.9%	81.5%

The improvement in our Commercial MBR is primarily due to the impact of increased favorable development of prior-years' health care cost estimates in 2013.

•
Health care costs payable developed favorably by $325 million and $169 million during the first quarters of 2013 and 2012, respectively. This development, reported on a basis consistent with the prior years' development reported in the health care costs payable tables in our annual audited financial statements, does not directly correspond to an increase in our current year operating results. A similar table is available in our first quarter 2013 financial supplement and will be included in our first quarter 2013 Quarterly Report on Form 10-Q when filed.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings (1) of $31.2 million for the first quarter of 2013 compared with $40.9 million for the first quarter of 2012 primarily reflecting higher operating expenses supporting growth in our life and disability products.

•	Net income (2) of $34.8 million for the first quarter of 2013 compared with $48.8 million for the first quarter of 2012.

•
Operating revenues (3) of $581.3 million for the first quarter of 2013, a 9 percent increase over $532.5 million for the first quarter of 2012. Total Revenue was $586.8 million in the first quarter of 2013 and $544.7 million in the first quarter of 2012.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•	Operating earnings (1) of $6.2 million for the first quarter of 2013 compared with $5.8 million for the first quarter of 2012.

•	Net income (2) of $5.2 million for the first quarter of 2013 compared with $4.5 million for the first quarter of 2012.

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Aetna's conference call to discuss first-quarter 2013 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 1-877-856-1965 or +1-719-325-4794 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 6144177. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 6144177. Telephone replays will be available until 11 p.m. ET on May 14, 2013.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 38.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months
	Ended March 31,
(Millions)	2013	2012
Revenue:
Health care premiums	$7,785.8	$7,187.4
Other premiums	521.3	476.4
Fees and other revenue	966.4	959.7
Net investment income	235.1	241.8
Net realized capital gains	30.3	51.7
Total revenue	9,538.9	8,917.0

Benefits and expenses:
Health care costs	6,379.5	5,857.5
Current and future benefits	559.3	511.5
Operating expenses:
Selling expenses	297.2	276.3
General and administrative expenses	1,442.0	1,389.7
Total operating expenses	1,739.2	1,666.0
Interest expense	77.8	59.3
Amortization of other acquired intangible assets	32.4	37.8
Total benefits and expenses	8,788.2	8,132.1

Income before income taxes	750.7	784.9
Income taxes	259.8	273.3
Net income including non-controlling interests	490.9	511.6
Less: Net income attributable to non-controlling interests	.8	.6
Net income attributable to Aetna	$490.1	$511.0

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Summary of Results

	For the Three Months
	Ended March 31,
(Millions)	2013	2012
Operating earnings	$495.4	$477.4
Transaction and integration-related costs, net of tax	(24.6)	—
Net realized capital gains, net of tax	19.3	33.6
Net income (2) (GAAP measure)	$490.1	$511.0

Weighted average common shares - basic	327.6	350.3

Weighted average common shares - diluted	330.7	356.8

Per Common Share
Operating earnings	$1.50	$1.34
Transaction and integration-related costs, net of tax	(.08)	—
Net realized capital gains, net of tax	.06	.09
Net income (2) (GAAP measure)	$1.48	$1.43

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Segment Information (7)

	For the Three Months
	Ended March 31,
(Millions)	2013	2012
Health Care:
Operating revenue (excludes net realized capital gains and an other item)	$8,794.7	$8,201.2
Interest income on proceeds of transaction-related debt	1.9	—
Net realized capital gains	26.3	41.6
Total revenue (GAAP measure)	$8,822.9	$8,242.8

Commercial Medical Benefit Ratio:
Premiums	$5,214.0	$5,177.1
Health care costs	$4,115.1	$4,135.0

Commercial MBR (GAAP measure)	78.9%	79.9%

Medicare Medical Benefit Ratio:
Premiums	$2,107.3	$1,651.6
Health care costs	$1,849.8	$1,393.9

Medicare MBR (GAAP measure)	87.8%	84.4%

Medicaid Medical Benefit Ratio:
Premiums	$464.5	$358.7
Health care costs	$414.6	$328.6

Medicaid MBR (GAAP measure)	89.3%	91.6%

Total Medical Benefit Ratio:
Premiums	$7,785.8	$7,187.4
Health care costs	$6,379.5	$5,857.5

Total MBR (GAAP measure)	81.9%	81.5%

Operating earnings	$492.8	$468.9
Transaction and integration-related costs, net of tax	(14.8)	—
Net realized capital gains, net of tax	16.7	27.0
Net income (2) (GAAP measure)	$494.7	$495.9

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Segment Information continued (7)

	For the Three Months
	Ended March 31,
(Millions)	2013	2012

Group Insurance:
Operating revenue (excludes net realized capital gains)	$581.3	$532.5
Net realized capital gains	5.5	12.2
Total revenue (GAAP measure)	$586.8	$544.7

Operating earnings	$31.2	$40.9
Net realized capital gains	3.6	7.9
Net income (2) (GAAP measure)	$34.8	$48.8

Large Case Pensions:
Operating revenue (excludes net realized capital losses)	$130.7	$131.6
Net realized capital losses	(1.5)	(2.1)
Total revenue (GAAP measure)	$129.2	$129.5

Operating earnings	$6.2	$5.8
Net realized capital losses	(1.0)	(1.3)
Net income (2) (GAAP measure)	$5.2	$4.5

Corporate Financing: (8)
Operating loss	$(34.8)	$(38.2)
Transaction and integration-related costs	(9.8)	—
Net loss (GAAP measure)	$(44.6)	$(38.2)

Total Company:
Operating revenue (excludes net realized capital gains and an other item) (A)	$9,506.7	$8,865.3
Interest income on proceeds of transaction-related debt	1.9	—
Net realized capital gains	30.3	51.7
Total revenue (GAAP measure) (B)	$9,538.9	$8,917.0

Operating expenses (C)	$1,714.9	$1,666.0
Transaction and integration-related costs	24.3	—
Total operating expenses (GAAP measure) (D)	$1,739.2	$1,666.0

Operating Expense Ratios:
Operating expense ratio (C)/(A)	18.0%	18.8%
Total company expense ratio (D)/(B) (GAAP measure)	18.2%	18.7%

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Membership

	March 31,	December 31,	March 31,
(Thousands)	2013	2012	2012
Medical Membership:
Commercial	16,209	16,299	16,136
Medicare Advantage	628	448	434
Medicare Supplement	313	238	171
Medicaid	1,145	1,257	1,174
Total Medical Membership	18,295	18,242	17,915

Dental Membership:
Total Dental Membership	13,478	13,615	13,613

Pharmacy Benefit Management Membership:
Commercial	8,469	8,002	7,869
Medicare Prescription Drug Plan (stand-alone)	572	479	469
Medicare Advantage Prescription Drug Plan	252	203	198
Medicaid	585	107	107
Total Pharmacy Benefit Management Services	9,878	8,791	8,643

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Operating Margins

	For the Three Months
	Ended March 31,
(Millions)	2013	2012
Reconciliation to Income Before Income Taxes:
Operating earnings (1) before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$853.0	$830.3
Interest expense *	(63.1)	(59.3)
Amortization of other acquired intangible assets	(32.4)	(37.8)
Transaction and integration-related costs	(37.1)	—
Net realized capital gains	30.3	51.7
Income before income taxes (GAAP measure)	$750.7	$784.9

Reconciliation to Net Income:
Operating earnings,(1) excluding interest expense and
amortization of other acquired intangible assets, net of tax	$557.5	$540.5
Interest expense, net of tax *	(41.0)	(38.5)
Amortization of other acquired intangible assets, net of tax	(21.1)	(24.6)
Transaction and integration-related costs, net of tax	(24.6)	—
Net realized capital gains, net of tax	19.3	33.6
Net income (2) (GAAP measure) (B)	$490.1	$511.0

Reconciliation of Revenue:
Operating revenue (excludes net realized capital gains and an other item) (C)	$9,506.7	$8,865.3
Interest income on proceeds of transaction-related debt	1.9	—
Net realized capital gains	30.3	51.7
Total revenue (GAAP measure) (D)	$9,538.9	$8,917.0

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	9.0%	9.4%
After-tax net income margin (B)/(D) (GAAP measure)	5.1%	5.7%

*
Interest expense of $41.0 million ($63.1 million pretax) for the quarter ended March 31, 2013 excludes the negative cost of carry on transaction-related debt issued in connection with the proposed acquisition of Coventry Health Care, Inc. ("Coventry"). Those costs are presented within transaction and integration-related costs.

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(1) Operating earnings and operating earnings per share exclude from net income net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

For the periods covered in this press release, the following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
In the first quarter of 2013, we incurred transaction and integration-related costs of $24.6 million ($37.1 million pretax) related to the proposed acquisition of Coventry.  Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in the GAAP Consolidated Statements of Income in general and administrative expenses. Transaction costs also include transaction-related payments as well as expenses related to the negative cost of carry associated with the permanent financing that we obtained in November 2012 for the proposed Coventry acquisition. The components of negative cost of carry associated with the permanent financing are reflected in the GAAP Consolidated Statements of Income in interest expense, net investment income, and general and administrative expenses.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 7 through 9 and 11 of this press release.

(2) Net Income refers to net income attributable to Aetna reported in the GAAP Consolidated Statements of Income. Unless otherwise indicated, all references in this press release to operating earnings, operating earnings per share, net income, and net income per share are based upon net income attributable to Aetna, which exclude amounts attributable to non-controlling interests.

(3) Operating revenue excludes net realized capital gains and losses and interest income on the proceeds of the transaction-related debt as noted in (1) above. Refer to the tables on pages 8, 9 and 11 of this press release for a reconciliation of operating revenue excluding net realized capital gains and losses and an other item to total revenue calculated under GAAP.

(4) All Aetna's projections, including operating earnings per share, exclude the impact of the proposed Coventry acquisition unless specifically otherwise noted. Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings per share also exclude projected transaction and integration-related costs related to the proposed Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items (other than projected transaction and integration-related costs related to the proposed Coventry acquisition) and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Projected operating earnings per share for the full year 2013 assume approximately 328 million weighted average diluted shares.

(5) The operating expense ratio excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 9 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Operating revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(8) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. Net loss of the Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses (benefits). As described in (1) above, operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. During the first quarter of 2013, Corporate Financing operating earnings excluded the interest expense components of transaction-related costs.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share; weighted average diluted shares; 2013 operating performance; year-end 2013 medical membership; and the impact of the proposed Coventry acquisition on our membership, earnings and capital generation. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; the timing to consummate the proposed acquisition of Coventry; the risk that a condition to closing of the proposed acquisition may not be satisfied; the risk that one of the applicable required regulatory approvals for the proposed acquisition is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of pending or future litigation relating to the proposed transaction; our ability to achieve the synergies and value creation contemplated by the proposed acquisition; our ability to promptly and effectively integrate Coventry's business; the diversion of management time on acquisition- and/or divestiture-related issues; and changes in our future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our foreign operations), transform our business model and optimize our business platforms; the success of our HealthagenSM, Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we may acquire in the future, including Coventry) and implement multiple strategic and operational initiatives simultaneously; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; a downgrade in our financial ratings; our ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; and the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2012 Annual Report on Form 10-K ("Aetna's Annual Report") on file with the Securities and Exchange Commission (the “SEC”). You also should read Aetna's Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.